As filed with the Securities and Exchange Commission on February 26, 2008
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BIOGEN IDEC INC.
(Exact name of registrant as specified in its charter)

Delaware	33-0112644
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
14 Cambridge Center, Cambridge, MA 02142
(617) 679-2000
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Susan H. Alexander, Esq.
Executive Vice President, General Counsel and Secretary
Biogen Idec Inc.
14 Cambridge Center
Cambridge, Massachusetts 02142
(617) 679-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Keith F. Higgins	Robert Mandell
Ropes & Gray LLP	Sidley Austin LLP
One International Place	787 Seventh Avenue
Boston, Massachusetts 02110	New York, New York 10019
Telephone: (617) 951-7000	Telephone: (212) 839-5300
Fax: (617) 951-7050	Fax: (212) 839-5599
Approximate Date of Commencement of Proposed Sale of the Securities to the Public:  From time to time after the effective date of this Registration Statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price per	Aggregate Offering	Registration
Securities to be Registered	Registered	Unit	Price	Fee
Debt Securities	(1)	(1)	(1)	(1)

(1)	An indeterminate aggregate initial offering price and amount of debt securities is being registered as may from time to time be offered at indeterminate prices. In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of all of the Securities Act registration fee and will pay such registration fee subsequently in advance or on a pay-as-you-go basis.

Prospectus

Debt Securities

Biogen Idec Inc. may offer debt securities from time to time, in one or more offerings. The terms of the debt securities will be described in a prospectus supplement, together with other terms and matters related to the offering. You should read carefully both this prospectus and any prospectus supplement before making your investment decision.

We may offer and sell the debt securities on an immediate, continuous or delayed basis directly to investors or through underwriters, dealers or agents, or through a combination of these methods.

Investing in these securities involves certain risks. See “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K incorporated by reference in this prospectus, and in any applicable prospectus supplement, for a discussion of the factors you should consider carefully before deciding to purchase these securities.

The address of our principal executive offices is 14 Cambridge Center, Cambridge, Massachusetts 02142 and our telephone number at our principal executive offices is (617) 679-2000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 26, 2008.

ABOUT THIS PROSPECTUS

Each time we offer debt securities using this prospectus, we will provide specific terms and offering prices in supplements to this prospectus. The prospectus supplements also may add, update or change the information in this prospectus and also will describe the specific manner in which we will offer these securities.

The particular prospectus supplement also may contain important information about U.S. federal income tax consequences and, in certain circumstances, consequences under other countries’ tax laws to which you may become subject if you acquire the debt securities being offered by that prospectus supplement. The prospectus supplement also may update or change information contained or incorporated by reference in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us.”

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) 732-0330. Our filings are also available to the public from the Internet website maintained by the SEC at http://www.sec.gov.

We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	our Annual Report on Form 10-K, filed on February 14, 2008, for the year ended December 31, 2007; and

•	our Current Reports on Form 8-K, filed on January 11, 2008, January 28, 2008 and February 15, 2008.

You may obtain documents incorporated by reference into this prospectus at no cost by requesting them in writing or telephoning us at the following address:

Biogen Idec Inc.
Attn: Investor Relations
14 Cambridge Center
Cambridge, Massachusetts 02142
(617) 679-2812

Copies of these filings are also available, without charge, on our website at http://www.biogenidec.com. The other contents of our website have not been, and shall not be deemed to be, incorporated by reference into this prospectus.

Any statement contained in this prospectus or in a document incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein, or in any other subsequently filed document that also is incorporated herein or therein by reference, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded.

This prospectus constitutes a part of a registration statement on Form S-3 (referred to herein, including all amendments and exhibits, as the “Registration Statement”) that we have filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus does not contain all of the information contained in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. We refer you to the Registration Statement and related exhibits for further information regarding us and our debt securities. The Registration Statement may be inspected at the public reference facilities maintained by the SEC at the address set forth above or from the SEC’s web site at http://www.sec.gov. Statements contained in this prospectus, any prospectus supplement or in a document

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incorporated or deemed to be incorporated by reference herein concerning the provisions of any document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we will use all or a portion of the net proceeds from the sale of our debt securities offered by this prospectus and an accompanying prospectus supplement for general corporate and working capital purposes. General corporate and working capital purposes may include repayment of debt, capital expenditures, possible acquisitions and any other purposes that may be stated in any prospectus supplement. The net proceeds may be invested temporarily or applied to repay short-term or revolving debt until they are used for their stated purpose.

A portion of the proceeds may be used to discharge indebtedness incurred under a senior term loan facility in connection with our issuer tender offer that was completed July 2, 2007. The interest rate on the senior term loan is LIBOR plus 45 basis points, which was 5.54% at December 31, 2007, and it matures on June 26, 2008.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for each of the periods indicated are as follows:

	Years Ended December 31,
	2007	2006	2005	2004	2003

Ratio of Earnings to Fixed Charges (1)	15.74	43.77	9.64	2.40	(2)

(1)	We have computed the ratios of earnings to fixed charges by dividing pre-tax income from continuing operations, plus fixed charges, plus amortization of capitalized interest, less earnings of equity investees, less interest capitalized, by fixed charges. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense and any amortization of debt premiums, discounts and issuance costs. The percent of rent included in the calculations is a reasonable approximation of the interest factor.

(2)	The ratio of earnings to fixed charges is not presented for the year ended December 31, 2003 because our earnings were a net loss of $887.4 million primarily due to the recording of an in-process research and development expense of $823.0 million in connection with the merger of Biogen Inc. and Idec Pharmaceuticals Inc.

PLAN OF DISTRIBUTION

General

The debt securities may be sold:

•	to or through underwriting syndicates represented by managing underwriters;

•	to or through one or more underwriters without a syndicate;

•	through dealers or agents; or

•	to investors directly in negotiated sales or in competitively bid transactions.

The prospectus supplement for each series of debt securities we sell will describe, to the extent required, information with respect to that offering, including:

•	the name or names of any underwriters and the respective amounts underwritten;

•	the purchase price and the proceeds to us from that sale;

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•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which the securities may be listed; and

•	any material relationships with the underwriters.

Underwriters

If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the debt securities that we will offer. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase these debt securities will be subject to conditions, and the underwriters will be obligated to purchase all of these debt securities if any are purchased.

The debt securities subject to any underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these debt securities for whom they may act as agent. Underwriters may sell these debt securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Agents

We may also sell any of the debt securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these debt securities and will list commissions payable by us to these agents in the applicable prospectus supplement. Any agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the applicable prospectus supplement.

Direct sales

We may sell any of the debt securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of the applicable securities.

Indemnification

We may indemnify underwriters, dealers or agents who participate in the distribution of debt securities against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

No assurance of liquidity

The debt securities registered hereby may be a new issue of debt securities with no established trading market. Any underwriters that purchase debt securities from us may make a market in these debt securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the debt securities. We cannot assure you that there will be liquidity in the trading market for any debt securities of any series.

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VALIDITY OF NOTES

The validity of the notes offered by this prospectus and any prospectus supplement will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts and for the underwriters by Sidley Austin LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution*

The following table sets forth all fees and expenses payable by the registrant in connection with the issuance and distribution of the debt securities being registered hereby (other than underwriting discounts and commissions).

	Estimated
	Amounts

Securities and Exchange Commission registration fee under the Securities Act		$(1)
Printing and engraving expenses	$20,000
Legal fees and expenses	$475,000
Rating agency fees	$999,000
Accountants’ fees and expenses	$175,000
Trustee fees and expenses	$7,500
Total	$1,676,500	(1)

*	All fees and expenses are estimated. All of the above fees and expenses will be borne by the Company.

(1)	Securities Act registration fee deferred in accordance with Rules 456(b) and 457(r) under the Securities Act.

Item 15.	Indemnification of Directors and Officers

Article Ten of the Company’s Amended and Restated Certificate of Incorporation, as amended, provides for the elimination of personal monetary liabilities of directors of the Company for any breach of their fiduciary duties to the full extent permitted by the General Corporation Law of Delaware (the “GCL”). Section 102(b)(7) of the GCL enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that the corporation shall not eliminate or limit the liability of a director for: (i) breaching his or her duty of loyalty; (ii) failing to act in good faith, engaging in intentional misconduct or knowingly violating the law; (iii) paying an unlawful dividend or approving an illegal stock repurchase; or (iv) obtaining an improper personal benefit.

Section 145 of the GCL provides that a corporation may indemnify directors and officers as well as other employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Indemnification provided pursuant to Section 145 is not exclusive of any other rights to which those seeking indemnification may be entitled to under any bylaw, agreement, disinterested director vote, stockholder vote or otherwise.

The Company’s Amended and Restated By-laws provide that the Company shall provide, to the fullest extent authorized by the GCL, indemnification against all expense, liability and loss reasonably incurred by its directors, officers, or any other person who is or was serving at the request of the corporation as a director, officer, employee or agent of another related entity and shall advance expenses to such persons, in respect of any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was serving in such capacity. In addition, the Company maintains directors’ and officers’ liability insurance which insures against certain liabilities that directors or officers of the Company may incur in such capacities.

The Company also has in place agreements with certain of its officers and directors which affirm the Company’s obligation to indemnify them to the fullest extent permitted by law and contain various procedural and other provisions which expand the protection afforded by the Company’s by-laws.

Item 16.	Exhibits

A list of exhibits filed herewith or incorporated by reference is contained in the Index to Exhibits beginning on page E-1, which is incorporated herein by reference.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act, to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to

Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at the date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cambridge, Commonwealth of Massachusetts, on February 26, 2008.

BIOGEN IDEC INC.

By:	/s/ James C. Mullen
Name: James C. Mullen

Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on February 26, 2008.

Further, we, the undersigned officers and directors of the Company hereby severally constitute and appoint James C. Mullen, Michael F. Phelps, and Susan H. Alexander and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities as indicated, any and all amendments or supplements to this Registration Statement on Form S-3 of the Company, including post-effective amendments to the Registration Statement and generally to do all such things in connection therewith in our name and on our behalf in our capacities as indicated to enable the Company to comply with the provisions of the Securities Act and all requirements of the SEC, hereby ratifying and confirming our signatures as they may be signed by our said attorneys or any of them, to any and all amendments.

Name	Capacity

/s/ James C. Mullen James C. Mullen	Director, Chief Executive Officer and President (principal executive officer)

/s/ Paul J. Clancy Paul J. Clancy	Executive Vice President, Finance and Chief Financial Officer (principal financial officer)

/s/ Michael F. MacLean Michael F. MacLean	Senior Vice President, Chief Accounting Officer and Controller (principal accounting officer)

/s/ Bruce R. Ross Bruce R. Ross	Director, Chairman of the Board of Directors

/s/ Lawrence C. Best Lawrence C. Best	Director

/s/ Marijn E. Dekkers Marijn E. Dekkers	Director

/s/ Alan B. Glassberg Alan B. Glassberg, M.D.	Director

Name	Capacity

/s/ Thomas F. Keller Thomas F. Keller, Ph.D.	Director

/s/ Nancy L. Leaming Nancy L. Leaming	Director

/s/ Robert W. Pangia Robert W. Pangia	Director

/s/ Cecil B. Pickett Cecil B. Pickett, Ph.D.	Director

/s/ Lynn Schenk Lynn Schenk	Director

/s/ Phillip A. Sharp Phillip A. Sharp, Ph.D.	Director

/s/ William D. Young William D. Young	Director

INDEX TO EXHIBITS

Exhibit
Number	Description

1.1	Underwriting Agreement*
4.1	Indenture, dated as of February 26, 2008, between the Company and The Bank of New York Trust Company, N.A., filed herewith.
5.1	Opinion of Ropes & Gray LLP as to legality of the debt securities, filed herewith.
12.1	Computation of Ratio of Earnings to Fixed Charges, filed herewith.
23.1	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm, filed herewith.
23.2	Consent of Ropes & Gray LLP (included in Exhibit 5.1).
24.1	Power of Attorney of Biogen Idec Inc. (included on signature pages to this Registration Statement).
25	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939, as amended, of The Bank of New York Trust Company, N.A., as trustee, filed herewith.

*	To be filed subsequently on Form 8-K or by post-effective amendment.